                                                                    EXHIBIT 11.2

                             PAGEMART WIRELESS, INC.

                                                             THREE MONTHS ENDED MARCH 31, 1997
                                                          ---------------------------------------
                                                           NUMBER        PERCENT       EQUIVALENT
                                                          OF SHARES    OUTSTANDING       SHARES
                                                          ---------    -----------       ------
COMMON STOCK
   From Founders' Stock                                     2,300,000    100.00%       2,300,000
   Stock Options Exercised                                    620,483     99.87%         619,666
   Preferred Stock Converted to Common Stock               15,310,943    100.00%      15,310,943
   1994 Common Stock Offerings                             11,242,857    100.00%      11,242,857
   1995 Common Stock Offerings                              4,323,874    100.00%       4,323,874
   1996 Common Stock Offering                               6,000,000    100.00%       6,000,000
   Employee Stock Purchase Plan Shares Issued                  31,275    100.00%          31,275
   1997 Warrants Exercised                                     34,500     54.44%          18,783
                                                           ----------               ------------
                                                          39,863,932                  39,847,399

WEIGHTED AVERAGE SHARES OUTSTANDING                                                   39,847,399

NET LOSS                                                                            ($12,055,029)


NET LOSS PER SHARE                                                                        ($0.30)
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